EXHIBIT  10.1

LOAN MODIFICATION AGREEMENT

This Fifth Loan Modification Agreement (“Fifth Modification”) modifies the Loan Agreement dated February 13, 2007, amended by Amendment No. 1 to Loan Agreement dated February 12, 2008 (the “First Modification”), by Amendment No. 2 dated June 24, 2008 (the “Second Modification”), by the Third Amendment to Loan Documents dated September 5, 2008 (the “Third Modification”), and by the Fourth Amendment to Loan Documents dated May 27, 2009 (as further amended from time to time, the “Agreement”), regarding a revolving line of credit in the current maximum principal amount of $14,500,000.00 (the “Loan”), executed by RADIANT LOGISTICS, INC., a Delaware corporation, RADIANT LOGISTICS GLOBAL SERVICES, INC., a Delaware corporation, RADIANT LOGISTICS PARTNERS, LLC, a Delaware limited liability company, RADIANT GLOBAL LOGISTICS, INC. (f/k/a Airgroup Corporation), a Washington corporation, and ADCOM EXPRESS, INC., a Minnesota corporation (on a joint and several basis referred to herein as “Borrower”), and BANK OF AMERICA, N.A. (“Bank”).  Terms used in this Fifth Modification and defined in the Agreement shall have the meaning given to such terms in the Agreement.  For mutual consideration, Borrower and Bank agree to amend the Agreement as follows:

1.             Borrowing Base.  Section 1.1 of the Agreement is deleted and replaced with the following:

“Borrowing Base” means the sum of (a) 80% of the Prime Government Receivables; (b) 80% of the Commercial Receivables; and (c) 0% of the Unbilled Receivables.  After calculating the Borrowing Base as provided herein, the Bank may deduct such reserves as the Bank may establish from time to time in its reasonable judgment, including without limitation, reserves for rent at leased locations subject to statutory or contractual landlord’s liens, inventory shrinkage, dilution, customs charges, warehousemen’s or bailees’ charges, liabilities to growers of agricultural products which are entitled to lien rights under the federal Perishable Agricultural Commodities Act or any applicable state law, and the amount of the estimated maximum exposure, as determined by the Bank from time to time, under any interest rate contracts which the Borrower enters into with the Bank (including interest rate swaps, caps, floors, options thereon, combinations thereof, or similar contracts).  To the extent required, the Borrowing Base Certificate shall be amended to reflect the definition of Borrowing Base herein.

2.            Credit Limit.  In Section 2.1(a)(i) of the Agreement, the amount of “Fourteen Million Five Hundred Thousand and no/100 ($14,500,000)” is changed to “Nineteen Million Five Hundred Thousand and no/100 Dollars ($19,500,000).”  This change in the credit limit shall also be reflected on the Borrowing Base Certificate.

3.            Availability Period.  In Section 2.2 of the Agreement, the date “February 1, 2011” (amended in the First Modification) is changed to “March 31, 2012.”

4.            Interest Rate.  Section 2.5 of the Agreement is deleted and replaced with the following:

2.5       Interest Rate.

(a)           The interest rate is a rate per year equal to the greater of the Prime Rate plus the Applicable Margin (defined below) or the Federal Funds Floating Rate plus 0.50%.

(b)           The Prime Rate is the rate of interest publicly announced from time to time by the Bank as its Prime Rate.  The Prime Rate is set by the Bank based on various factors, including the Bank’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans.  The Bank may price loans to its customers at, above, or below the Prime Rate.  Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of a change in the Bank’s Prime Rate.

(c)           The Federal Funds Floating Rate for any day is a fluctuating rate of interest equal to the Federal Funds Rate as published in the Federal Reserve Bank of New York Statistical Daily Rates for such day (or, if such source is not available, such alternate source as determined by the Bank).

5.            Applicable Rate.  The grid in Section 2.7 of the Agreement is deleted and replaced with the following grid:

Applicable Rate (in percentage points per annum)
Pricing Level	Funded Debt to EBITDA Ratio	LIBOR Rate	Prime Rate	Unused Commitment Fee
1	> 1.75:1	plus 1.75	minus 0.75	0.20
2	≤ 1.75:1 but > 2.50:1	plus 2.00	minus 0.50	0.20
3	≤ 2.50:1 but > 3.25:1	plus 2.50	even	0.25
4	≤ 3.25:1 but ≥ 4.0:1	plus 3.00	plus 0.50	0.30

6.            Unused Commitment Fee.  The second sentence in Section 5.1(a) of the Agreement is deleted and replaced with the following:

The fee will be calculated based on the Applicable Rate for the Unused Commitment Fee shown Section 2.7 above.

7.            Use of Proceeds.  The following is added to subsection (a) of Section 9.1 of the Agreement:

The proceeds of Facility No. 1 may also be used for general corporate purposes, including the repurchase of common stock of Radiant Logistics, Inc. up to $1,000,000.

8.            Funded Debt to EBITDA Ratio.  Section 9.4 of the Agreement is deleted in its entirety and replaced with the following:

9.4           Funded Debt to EBITDA Ratio.  With respect to Radiant Logistics, Inc., maintain on a consolidated basis a ratio of Funded Debt to EBITDA not to exceed 4.0 to 1.  This ratio will be calculated at the end of each reporting period for which the Bank requires financial statements from the Borrower, using the results of the last twelve-month period ending with that reporting period.  As used in this Section 9.4, capitalized terms have the following meanings:

“Allowable Add-Backs” means the following expenses associated with acquisitions permitted by the Agreement:  (a) transaction costs (which include legal costs, due diligence costs and accounting costs), (b) severance costs (which include medical, unemployment and other costs related to staff reductions), (c) relocation costs, and (d) restructing costs (including lease obligations) in response to FAS-141R up to $1,500,000.  The foregoing “add-back” expenses will be allowed in the quarter the expense occurs and as long as that quarter remains in a trailing twelve-month calculation.

“Contingent Liabilities” means those liabilities that are related to earn-out provisions, determined based upon EBITDA performance of the company being acquired.

“EBITDA” means net income, less income or plus loss from discontinued operations and extraordinary items, plus income taxes, plus interest expense, plus depreciation, amortization, plus Equity Credits, and other non-cash charges, plus Allowable Add-Backs.

“Equity Credits” means with respect to any measurement period, the sum of expenses incurred in the ordinary course of business paid through the issuance of common stock (or options to purchase stock) in Radiant Logistics, Inc.

“Funded Debt” means all outstanding liabilities for borrowed money and other interest-bearing liabilities, including current and long-term debt, less the non-current portion of subordinated liabilities, and excluding Contingent Liabilities.

9.            Basic Fixed Charge Coverage Ratio.  Section 9.5 of the Agreement is deleted in its entirety and replaced with the following:

Section 9.5     Basic Fixed Charge Coverage Ratio.  With respect to Radiant Logistics, Inc., maintain on a consolidated basis a Basic Fixed Charge Coverage Ratio of at least 1.1 to 1.  As used herein, “Basic Fixed Charge Coverage Ratio” means the ratio of (a) the sum of EBITDA (defined in Section 9.4 above), plus lease expense and rent expense, minus income tax, minus dividends, withdrawals and other distributions, to (b) the sum of interest expense, lease expense, rent expense, the current portion of long-term debt (excluding the current portion of Contingent Liabilities (defined in Section 9.4 above)), and the current portion of capitalized lease obligations.  This ratio will be calculated at the end of each reporting period for which the Bank requires financial statements, using the results of the twelve-month period ending with that reporting period.  The current potion of long-term liabilities will be measured as of the last day of the calculation period.  Amounts outstanding under Facility No. 1 or Facility No. 2 (added by the Second Modification) shall not be considered current obligations for purposes of the foregoing calculation.

10.          Setoff.  A new Section 11.19 is added to the Agreement as follows:

Section 11.19    Set-Off.

(a)           In addition to any rights and remedies of the Bank provided by law, upon the occurrence and during the continuance of any event of default under this Agreement, the Bank is authorized, at any time, to set off and apply any and all Deposits of the Borrower or any Obligor held by the Bank against any and all Obligations owing to the Bank.  The set-off may be made irrespective of whether or not the Bank shall have made demand under this Agreement or any guaranty, and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable Deposits.

(b)           The set-off may be made without prior notice to the Borrower or any other party, any such notice being waived by the Borrower (on its own behalf and on behalf of each Obligor) to the fullest extent permitted by law.  The Bank agrees promptly to notify the Borrower after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

(c)           For the purposes of this paragraph, “Deposits” means any deposits (general or special, time or demand, provisional or final, individual or joint) and any instruments owned by the Borrower or any Obligor that come into the possession or custody or under the control of the Bank.  “Obligations” means all obligations, now or hereafter existing, of the Borrower to the Bank under this Agreement and under any other agreement or instrument executed in connection with this Agreement, and the obligations to the Bank or any Obligor.

11.          Collateral.  In connection with the Agreement, Radiant Logistics Global Services, Inc. and Bank entered into that certain Security Agreement (Multiple Use) dated February 6, 2007 (as amended, the “Global Services Security Agreement”), and Radiant Logistics Partners, LLC and Bank entered into that certain Security Agreement (Multiple Use) dated February 6, 2007 (as amended, the “Partners Security Agreement” and together with the Global Services Security Agreement, the “Security Agreements”).  Pursuant to the terms of the Third Modification, Radiant Logistics, Inc., Airgroup Corporation and Adcom Express, Inc. each became a “Pledgor” and party to the Partners Security Agreement granting to Bank a security interest in the Collateral (as described therein).  Each Borrower hereby reaffirms its assignment and grant of security made in the Security Agreements in favor of Bank.  Airgroup Corporation is now known as Radiant Global Logistics, Inc. and as such, reaffirms its assignment and grant of security interest provided in the Partners Security Agreement in favor of Bank.

The following property is added to the definition of “Collateral” in each Security Agreement as new Sections 1(i) and (j) and each Borrower (and as used below “Pledgor”) hereby assigns and grants to Bank a security interest in the following now owned or hereafter acquired property:

(i)           All of the Pledgor’s deposit accounts with the Bank. The Collateral shall include any renewals or rollovers of the deposit accounts, any successor accounts, and any general intangibles and choses in action arising therefrom or related thereto.

(j)           All instruments, notes, chattel paper, documents, certificates of deposit, securities and investment property of every type.  The Collateral shall include all liens, security agreements, leases and other contracts securing or otherwise relating to the foregoing.

Each Borrower authorizes Bank to file any and all Uniform Commercial Code financing statements, amendments (including name change amendments) and/or continuation statements in the jurisdictions deemed proper by Bank to perfect its security interest in the Collateral granted by each Borrower under the Security Agreements, as modified hereby.  Each Borrower further authorizes Bank to file Uniform Commercial Code financing statements and/or amendments describing the Collateral as “all assets.”

12.          Representations and Warranties.  When Borrower signs this Fifth Modification, Borrower represents and warrants to Bank that:  (a) there is no event that is, or with notice or lapse of time or both would be, an event of default under the Agreement except those events, if any, that have been disclosed in writing to Bank or waived in writing by Bank, (b) the representations and warranties in the Agreement are true as of the date of this Fifth Modification as if made on the date of this Fifth Modification, (c) this Fifth Modification does not conflict with any law, agreement, or obligation by which Borrower is bound, and (d) this Fifth Modification is within Borrower’s powers, has been duly authorized, and does not conflict with any of Borrower’s organizational papers.

13.          Conditions.  This Fifth Modification will be effective when Bank receives the following items, in form and content acceptable to Bank:

(a)           If required by Bank, evidence that the execution, delivery, and performance by each Borrower of this Fifth Modification and any instrument or agreement required under this Fifth Modification have been duly authorized.

(b)           Payment by Borrower of all costs, expenses, and attorneys’ fees (including allocated costs for in-house legal services) incurred by Bank in connection with this Fifth Modification.

14.          Other Terms.  Except as specifically amended by this Fifth Modification or any prior amendment, all other terms, conditions, and definitions of the Agreement, and all other documents, instruments, or agreements entered into with regard to the Loan, shall remain in full force and effect.

15.          FINAL AGREEMENT.  BY SIGNING THIS DOCUMENT EACH PARTY REPRESENTS AND AGREES THAT:  (A) THIS DOCUMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF, (B) THIS DOCUMENT SUPERSEDES ANY COMMITMENT LETTER, TERM SHEET, OR OTHER WRITTEN OUTLINE OF TERMS AND CONDITIONS RELATING TO THE SUBJECT MATTER HEREOF, UNLESS SUCH COMMITMENT LETTER, TERM SHEET, OR OTHER WRITTEN OUTLINE OF TERMS AND CONDITIONS EXPRESSLY PROVIDES TO THE CONTRARY, (C) THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES, AND (D) THIS DOCUMENT MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR UNDERSTANDINGS OF THE PARTIES.

16.          WASHINGTON NOTICE.  ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, TO EXTEND CREDIT, OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

DATED as of March 25, 2010.

Bank:		Borrower:

BANK OF AMERICA, N.A.		RADIANT LOGISTICS, INC.

By	/s/ M. T. Burkland	By	/s/ Bohn H. Crain
	M. Tyler Burkland, Vice President		Bohn H. Crain, Chief Executive Officer

RADIANT LOGISTICS GLOBAL SERVICES, INC.

By	/s/ Bohn H. Crain
Bohn H. Crain, President

RADIANT LOGISTICS PARTNERS, LLC

By	/s/ Bohn H. Crain
Bohn H. Crain, Managing Member

RADIANT GLOBAL LOGISTICS, INC. (f/k/a AIRGROUP CORPORATION)

By	/s/ Bohn H. Crain
Bohn H. Crain, President

ADCOM EXPRESS, INC.

By	/s/ Bohn H. Crain
Bohn H. Crain, Chief Executive Officer

Federal law requires Bank of America, N.A. (the “Bank”) to provide the following notice.  The notice is not part of the foregoing agreement or instrument and may not be altered.  Please read the notice carefully.

USA PATRIOT ACT NOTICE

Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account or obtains a loan.  The Bank will ask for the Borrower’s legal name, address, tax ID number or social security number and other identifying information.  The Bank may also ask for additional information or documentation or take other actions reasonably necessary to verify the identity of the Borrower, guarantors or other related persons.